Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
August 5, 2014	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS SECOND QUARTER 2014 RESULTS

•	Reported second quarter 2014 Adjusted EBITDA of $110 million and Distributable Cash Flow of $93 million reflecting growth from dropdowns and organic projects

•	Declared fifteenth consecutive quarterly distribution increase now at $3.03 per unit annualized

•	Approved $160 million of predominantly fee-based organic growth projects which is in line with forecast

DENVER - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and six months ended June 30, 2014. The table below reflects results for the three and six months ended June 30, 2014 and 2013 on a consolidated basis and for the 2013 period as originally reported.

SECOND QUARTER 2014 SUMMARY RESULTS

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		2013 (3)	As Reported in 2013	2014 (3)		2013 (3)(4)	As Reported in 2013 (4)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners(1)(5)	$29		$107	$102	$108		$164	$154
Net income per limited partner unit - basic and diluted(1)(5)	$0.02		$1.11	$1.11	$0.49		$1.64	$1.64
Adjusted EBITDA(2)(5)	$110		$84	$79	$248		$184	$173
Adjusted net income attributable to partners(2)	$58		$49	$44	$151		$116	$106
Adjusted net income per limited partner unit(2) - basic and diluted	$0.29		$0.36	$0.36	$0.91		$0.97	$0.97
Distributable cash flow(2)(5)	$93	$	**	$68	$215	$	**	$145

(1)
Includes non-cash commodity derivative mark-to-market losses of $30 million and gains of $58 million for the three months ended June 30, 2014 and 2013, respectively, and losses of $43 million and gains of $48 million for the six months ended June 30, 2014 and 2013, respectively.

(2)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(3)
Includes our Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method. In addition, results are presented as originally reported in 2013 for comparative purposes.

(4)
Includes an 80% interest in the Eagle Ford system, of which 46.67% was acquired in March 2013 and is retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period, and prior years are retrospectively adjusted to furnish comparative information similar to the pooling method.

(5)
The Partnership recognized $3 million of lower of cost or market adjustments for the six months ended June 30, 2014, no lower of cost or market adjustments for the three months ended June 30, 2014, and $3 million for the three and six months ended June 30, 2013, respectively.

** Distributable cash flow has not been calculated under the pooling method.

RECENT HIGHLIGHTS

•	We are on track to deliver on the key elements of our 2014 business plan

◦	Second quarter 2014 results are in line with our 2014 distributable cash flow target

▪	Adjusted EBITDA of $110 million is up 31 percent from second quarter 2013

▪	Distributable cash flow of $93 million is up 37 percent from second quarter 2013

◦	15th consecutive quarterly distribution increase is in line with 2014 distribution growth target

•	Integrated the $1.15 billion dropdown completed in the first quarter, with Sand Hills and Southern Hills pipelines contributing to the second quarter 2014 results and ramping up as planned

•	Approved $160 million of predominantly fee-based organic projects during the second quarter, including

◦
Sand Hills pipeline lateral lines extending the Partnership's footprint into new areas of the Permian basin, with NGL take-away from both DCP Midstream and third party plants in Southeast New Mexico, the Delaware Basin and the Cline Shale in West Texas

◦	Eagle Ford condensate handling, expanding capabilities at two Eagle Ford plants

◦	Marysville liquids handling, improving the ability to receive and deliver NGL products via truck and rail

◦	Chesapeake terminal upgrade for product export

CEO AND CHAIRMAN’S PERSPECTIVE
“Second quarter results and our fifteenth consecutive distribution increase were in line with our 2014 forecast,” said Wouter van Kempen, CEO and chairman of the Partnership, and CEO, president and chairman of DCP Midstream. “We are well on our way to achieving our $500 million organic growth target for 2014 with the approval of $160 million of additional fee-based organic projects across all of our business segments. This includes organic opportunities facilitated by dropdowns which further expands the Partnership's footprint into new areas of the Permian basin.”
PRESIDENT'S PERSPECTIVE
“Strong volumes and NGL recoveries from our Eagle Ford system and growth from our NGL pipelines drove strong second quarter results," said Bill Waldheim, president of the Partnership. "We are very excited about the Sand Hills Red Lake Bluff and Lea County laterals. These are great organic growth projects that extend our reach into the Permian basin and will contribute to the ongoing ramp up of our NGL pipelines."
CONSOLIDATED FINANCIAL RESULTS
Consolidated results are shown using the pooling method of accounting, which includes results associated with DCP Midstream's ownership interests in the Eagle Ford system and Lucerne 1 plant during its periods of ownership. While the Partnership hedges the majority of its commodity risk, results for the three months ended March 31, 2013 and the three months ended June 30, 2013 reflect DCP Midstream's unhedged portion of its 67 percent and 20 percent ownership interests, respectively, in the Eagle Ford system.
Adjusted EBITDA for the three months ended June 30, 2014 increased to $110 million from $84 million for the three months ended June 30, 2013, reflecting higher volumes and improved NGL recoveries at our Eagle Ford system, higher fee revenue associated with volume growth from the operation of our fee-based O'Connor plant in our DJ Basin system, partially offset by lower volumes and turnaround activity across certain assets in our natural gas services segment. Additionally, we had higher results in our NGL logistics segment reflecting growth from the contribution of Sand Hills and Southern Hills pipelines, and lower unit margins in our wholesale propane logistics segment.

Adjusted EBITDA for the six months ended June 30, 2014, increased to $248 million from $184 million for the six months ended June 30, 2013. These results reflect higher volumes and improved NGL recoveries at our Eagle Ford system, higher unit margins attributable to our Spindletop gas storage facility and higher fee revenue associated with volume growth from the operation of our fee-based O'Connor plant in our DJ Basin system, partially offset by lower volumes and turnaround activity on certain assets in our natural gas services segment. Additionally, results reflect growth from the contribution of Sand Hills and Southern Hills pipelines, partially offset by lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators in our NGL logistics segment, and lower unit margins in our wholesale propane logistics segment. Adjusted EBITDA for the six months ended June 30, 2014 included a non-cash lower of cost or market price adjustment (LCM adjustment) in our wholesale propane logistics segment.
On July 28, 2014, the Partnership announced a quarterly distribution of $0.7575 per limited partner unit. This represents an increase of 1.7 percent over the last quarterly distribution and an increase of 6.7 percent over the distribution declared in the second quarter of 2013. Our distributable cash flow of $93 million for the three months ended June 30, 2014, provided a 0.9 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services - Adjusted segment EBITDA increased to $96 million for the three months ended June 30, 2014, from $77 million for the three months ended June 30, 2013, reflecting higher volumes and improved NGL recoveries at our Eagle Ford system, higher fee revenue associated with volume growth from the operation of our fee-based O'Connor plant in our DJ Basin system, partially offset by lower volumes and turnaround activity across certain assets.
Adjusted segment EBITDA increased to $220 million for the six months ended June 30, 2014 from $148 million for the six months ended June 30, 2013, reflecting a one-time favorable contractual producer settlement of $11 million, higher volumes and improved NGL recoveries at our Eagle Ford system, higher unit margins attributable to our Spindletop gas storage facility and higher fee revenue associated with volume growth from the operation of our fee-based

O'Connor plant in our DJ Basin system, partially offset by lower volumes and turnaround activity across certain assets.
Results are shown using the pooling method of accounting, which include the results of the Lucerne 1 plant for the six months ended June 30, 2014 and 2013, as if we owned the plant during those periods. Results also include the additional 47 percent of the Eagle Ford system for the six months ended June 30, 2013, and reflect the unhedged portion of the Eagle Ford system associated with DCP Midstream's ownership interest.
NGL Logistics - Adjusted segment EBITDA increased to $32 million for the three months ended June 30, 2014, from $22 million for the three months ended June 30, 2013, reflecting growth from the contribution of Sand Hills and Southern Hills pipelines. Adjusted segment EBITDA increased to $49 million for the six months ended June 30, 2014 from $45 million for the six months ended June 30, 2013. These results reflect growth from the contribution of Sand Hills and Southern Hills pipelines and increased throughput on certain of our NGL pipelines, partially offset by lower customer inventory and related fees at our NGL storage facility and lower volumes at our Mont Belvieu fractionators due to maintenance and unfavorable location pricing.
Wholesale Propane Logistics - Adjusted segment EBITDA decreased to a loss of $2 million for the three months ended June 30, 2014 from a gain of $1 million for the three months ended June 30, 2013, reflecting lower unit margins, partially offset by lower operating costs.
Adjusted segment EBITDA decreased to $11 million for the six months ended June 30, 2014 from $23 million for the six months ended June 30, 2013. Results for the six months ended June 30, 2014 reflect a $3 million non-cash LCM adjustment, lower unit margins primarily related to higher priced imported and domestic supply in excess of our base business and lower propane sales volumes, however, we substantially recovered the LCM adjustment through the sale of inventory during the three months ended June 30, 2014. Results for the six months ended June 30, 2013 were stronger than normal due to higher unit margins associated with favorable hedging of 2012 inventories and higher propane sales volumes and unit margins related to the exporting of propane from our Chesapeake facility.

CORPORATE AND OTHER
Interest expense for the three and six months ended June 30, 2014 increased primarily due to higher debt levels associated with the growth of our operations and lower capitalized interest due to assets placed into service.
CAPITALIZATION
At June 30, 2014, the Partnership had $2,310 million of long-term debt outstanding comprised of senior notes. We had no debt outstanding under our commercial paper program or revolving credit facility. Total available revolver capacity was $1,249 million. Our leverage ratio pursuant to our credit facility for the quarter ended June 30, 2014, was approximately 3.6 times. Our effective interest rate on our overall debt position, as of June 30, 2014, was 3.8 percent.
COMMODITY DERIVATIVE ACTIVITY
The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.
For the three and six months ended June 30, 2014, commodity derivative activity and total revenues included non-cash losses of $30 million and $43 million. This compares to non-cash gains of $58 million and $48 million for the three and six months ended June 30, 2013. Net hedge cash settlements for the three and six months ended June 30, 2014, were receipts of $8 million and $6 million. Net hedge cash settlements for the three and six months ended June 30, 2013, were receipts of $13 million and $23 million.

DISTRIBUTION PAYMENT DATE
The Partnership's quarterly distribution of $0.7575 per common unit for the quarter ended June 30, 2014 has a record date of August 8, 2014 and a payment date of August 14, 2014.  The Partnership's press release dated July 28, 2014 incorrectly stated that the distribution payment date was August 15, 2014.
EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss second quarter results on Wednesday, August 6, 2014, at 10:00 a.m. ET. The dial-in number for the call is 1-800-708-4540 in the United States or 1-847-619-6397 outside the United States. The conference confirmation number for login is 37590958. A live webcast of the call can be accessed on the Investor section of DCP Midstream Partners' website at www.dcppartners.com. The call will be available for replay one hour after the end of the conference until Midnight ET, on August 27, 2014, by dialing 1-888-843-7419 in the United States or 1-630-652-3042 outside the United States. The replay conference number is 37590958. A replay and presentation slides in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain our cash flows, operating or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less non-cash commodity derivative gains for that segment, plus depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense for that segment. The Partnership's adjusted EBITDA equals the sum of its adjusted segment EBITDAs, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s annual and quarterly reports most recently filed with the Securities and Exchange Commission and other such matters discussed in the “Risk Factors” section of the Partnership’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2014. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$754	$660	$643	$1,767	$1,345	$1,311
Transportation, processing and other	80	61	61	163	125	124
(Losses) gains from commodity derivative activity, net	(22)	71	71	(37)	71	71
Total operating revenues	812	792	775	1,893	1,541	1,506
Purchases of natural gas, propane and NGLs	(676)	(584)	(573)	(1,561)	(1,181)	(1,159)
Operating and maintenance expense	(56)	(52)	(51)	(101)	(98)	(96)
Depreciation and amortization expense	(28)	(23)	(23)	(54)	(44)	(43)
General and administrative expense	(15)	(16)	(16)	(31)	(32)	(32)
Other expense	—	—	—	(1)	(4)	(4)
Total operating costs and expenses	(775)	(675)	(663)	(1,748)	(1,359)	(1,334)
Operating income	37	117	112	145	182	172
Interest expense	(23)	(14)	(14)	(42)	(26)	(26)
Earnings from unconsolidated affiliates	16	8	8	19	16	16
Income tax expense	(1)	—	—	(4)	(1)	(1)
Net income attributable to noncontrolling interests	—	(4)	(4)	(10)	(7)	(7)
Net income attributable to partners	29	107	102	108	164	154
Net income attributable to predecessor operations	—	(5)	—	(6)	(16)	(6)
General partner's interest in net income	(27)	(16)	(16)	(53)	(31)	(31)
Net income allocable to limited partners	$2	$86	$86	$49	$117	$117

Net income per limited partner unit — basic and diluted	$0.02	$1.11	$1.11	$0.49	$1.64	$1.64

Weighted-average limited partner units outstanding — basic and diluted	108.4	77.3	77.3	100.9	71.3	71.3

			As Reported
	June 30,	December 31,	December 31,
	2014	2013	2013
	(Millions)

Cash and cash equivalents	$57	$12	$12
Other current assets	429	491	491
Property, plant and equipment, net	3,207	3,046	3,005
Other long-term assets	1,775	1,018	1,018
Total assets	$5,468	$4,567	$4,526

Current liabilities	$379	$723	$722
Long-term debt	2,310	1,590	1,590
Other long-term liabilities	48	41	41
Partners' equity	2,699	1,985	1,945
Noncontrolling interests	32	228	228
Total liabilities and equity	$5,468	$4,567	$4,526

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$29	$107	$102	$108	$164	$154
Interest expense	23	14	14	42	26	26
Depreciation, amortization and income tax expense, net of noncontrolling interests	28	21	21	55	42	41
Non-cash commodity derivative mark-to-market	30	(58)	(58)	43	(48)	(48)
Adjusted EBITDA	110	84	79	248	184	173
Interest expense	(23)	(14)	(14)	(42)	(26)	(26)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(28)	(21)	(21)	(55)	(42)	(41)
Other	(1)	—	—	—	—	—
Adjusted net income attributable to partners	58	$49	44	151	$116	106
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(11)		(3)	(17)		(10)
Distributions from unconsolidated affiliates, net of earnings	11		3	21		6
Depreciation and amortization, net of noncontrolling interests	27		21	51		40
Impact of minimum volume receipt for throughput commitment	2		2	4		4
Discontinued construction projects	—		—	1		4
Adjustment to remove impact of pooling	—		—	(6)		(6)
Other	6		1	10		1
Distributable cash flow(1)	$93		$68	$215		$145

Adjusted net income attributable to partners	$58	$49	$44	$151	$116	$106
Adjusted net income attributable to predecessor operations	—	(5)	—	(6)	(16)	(6)
Adjusted general partner's interest in net income	(27)	(16)	(16)	(53)	(31)	(31)
Adjusted net income allocable to limited partners	$31	$28	$28	$92	$69	$69

Adjusted net income per limited partner unit - basic and diluted	$0.29	$0.36	$0.36	$0.91	$0.97	$0.97

Net cash provided by operating activities	$154	$129	$123	$300	$281	$270
Interest expense	23	14	14	42	26	26
Distributions from unconsolidated affiliates, net of earnings	(11)	(3)	(3)	(21)	(6)	(6)
Net changes in operating assets and liabilities	(83)	10	11	(100)	(54)	(54)
Net income attributable to noncontrolling interests, net of depreciation and income tax	—	(6)	(6)	(12)	(10)	(10)
Discontinued construction projects	—	—	—	(1)	(4)	(4)
Non-cash commodity derivative mark-to-market	30	(58)	(58)	43	(48)	(48)
Other, net	(3)	(2)	(2)	(3)	(1)	(1)
Adjusted EBITDA	$110	$84	$79	$248	$184	$173
Interest expense	(23)		(14)	(42)		(26)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(11)		(3)	(17)		(10)
Distributions from unconsolidated affiliates, net of earnings	11		3	21		6
Adjustment to remove impact of pooling	—		—	(6)		(6)
Discontinued construction projects	—		—	1		4
Other	6		3	10		4
Distributable cash flow(1)	$93		$68	$215		$145

(1)	Distributable cash flow has not been calculated under the pooling method.

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014		As Reported in 2013		2014		As Reported in 2013
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$93		$68		$215		$145
Distributions declared	$111		$72		$217		$141
Distribution coverage ratio - declared	0.84	x	0.94	x	0.99	x	1.03	x

Distributable cash flow	$93		$68		$215		$145
Distributions paid	$106		$69		$192		$123
Distribution coverage ratio - paid	0.88	x	0.99	x	1.12	x	1.18	x

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	As Reported in 2013	2014	2013	As Reported in 2013
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$40	$116	$111	$130	$160	$150
Non-cash commodity derivative mark-to-market	30	(58)	(58)	42	(49)	(49)
Depreciation and amortization expense	26	21	21	50	40	39
Noncontrolling interests on depreciation and income tax	—	(2)	(2)	(2)	(3)	(3)
Adjusted segment EBITDA	$96	$77	$72	$220	$148	$137

Operating and financial data:
Natural gas throughput (MMcf/d)	2,556	2,302	2,264	2,464	2,323	2,285
NGL gross production (Bbls/d)	156,058	116,352	112,785	147,443	117,450	113,446
Operating and maintenance expense	$49	$44	$43	$87	$83	$81

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$30	$20	$20	$46	$42	$42
Depreciation and amortization expense	2	2	2	3	3	3
Adjusted segment EBITDA	$32	$22	$22	$49	$45	$45

Operating and financial data:
NGL pipelines throughput (Bbls/d)	174,847	93,306	93,306	133,561	88,800	88,800
Operating and maintenance expense	$4	$4	$4	$8	$8	$8

Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income attributable to partners	$(2)	$1	$1	$9	$21	$21
Non-cash commodity derivative mark-to-market	—	—	—	1	1	1
Depreciation and amortization expense	—	—	—	1	1	1
Adjusted segment EBITDA	$(2)	$1	$1	$11	$23	$23

Operating and financial data:
Propane sales volume (Bbls/d)	12,322	12,286	12,286	22,185	23,024	23,024
Operating and maintenance expense	$3	$4	$4	$6	$7	$7

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	As Reported Q313	As Reported Q413	Q114	Q214	Twelve months ended June 30, 2014
	(Millions, except as indicated)

Net (loss) income attributable to partners	$(1)	$28	$79	$29	$135
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(6)	(7)	(6)	(11)	(30)
Depreciation and amortization expense, net of noncontrolling interests	24	23	24	27	98
Non-cash commodity derivative mark-to-market	50	35	13	30	128
Distributions from unconsolidated affiliates, net of earnings	3	(3)	10	11	21
Impact of minimum volume receipt for throughput commitment	2	(6)	2	2	—
Discontinued construction projects	—	4	1	—	5
Adjustment to remove impact of pooling	—	—	(6)	—	(6)
Other	—	5	5	5	15
Distributable cash flow	$72	$79	$122	$93	$366
Distributions declared	$82	$86	$106	$111	$385
Distribution coverage ratio - declared	0.88x	0.92x	1.15x	0.84x	0.95x

Distributable cash flow	$72	$79	$122	$93	$366
Distributions paid	$72	$82	$86	$106	$346
Distribution coverage ratio - paid	1.00x	0.96x	1.42x	0.88x	1.06x